                                                                    File No.

    As filed with the Securities and Exchange Commission on November 12, 1999

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       TELTRAN INTERNATIONAL GROUP, LTD.
             (Exact name of registrant as specified in its charter)

Delaware                                                              11-3172507
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                           One Penn Plaza, Suite 4632
                            New York, New York 10119
                                 (212) 643-1283
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           BYRON R. LERNER, President
                           One Penn Plaza, Suite 4632
                            New York, New York 10119
                                 (212) 643-1600
            (Name, address and telephone number of agent for service)

                               -----------------

                                   Copies to:

                           MICHAEL D. DIGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

            Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

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            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                                     Proposed
                                                Proposed             maximum
Title of securities           Amount to be      maximum offering     aggregate           Amount  of
to be registered              registered        price Per Share(1)   offering price(1)   registration fee
---------------------------------------------------------------------------------------------------------
Common Stock,                  3,307,500         $8.50(1)           $28,113,750          $7,815.62
$0.01 par value (2)

(1) Estimated solely for the purpose of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sales prices per share of Teltran's common stock as reported on the NASDAQ Small Cap Market on November 10, 1999.

(2) Pursuant to Rule 416(a), the Registration Statement also relates to an indeterminate number of additional shares of Teltran's common stock, issuable upon the exercise of options pursuant to anti-dilution provisions contained therein, which shares of common stock are registered hereunder.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified employees pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of
Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

      The selling shareholders may acquire their shares through the exercise of options granted to them in connection with Teltran International Group, Ltd.'s 1998 Stock Option Plan (the "Plan"). Options to purchase up to a maximum of 3,307,500 shares may be awarded under the Plan.

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                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Documents Incorporated by Reference

      Teltran International Group, Ltd. ("the Company") incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission (the "SEC") under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until all of the shares offered are sold.

      (a) The Company's Registration Statement on Form 10-SB, as filed with the SEC on March 31, 1999;

      (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999; and

      (c) The Company's Registration Statement on Form SB-2, as filed with the SEC on April 8, 1999 (with respect to the description of the common stock).

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      Certain legal matters in connection with the shares of common stock being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, a professional corporation, New York, New York.

Item 6. Indemnification of Directors and Officers.

      The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the personal liability of a director to the corporation for monetary damages arising from certain breaches of fiduciary duties as a director. Article Sixth of the Certificate of Incorporation of the Company provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Sixth of the Certificate of Incorporation of the Company also provides that no director shall be liable to the corporation

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or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or
(4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit
Number            Description of Exhibits
------            -----------------------

  5         Opinion of Parker Duryee Rosoff & Haft, P.C.
  10        Stock Option Plan*
  23(a)     Consent of Liebman, Goldberg & Drogin LLP
  23(b)     Consent of Parker Duryee Rosoff & Haft, P.C. (Included in Exhibit 5
            hereof)
  24        Power of Attorney (included in the signature page of Part II of this
            Registration Statement)

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*     Incorporated by reference; filed with the Company's Registration Statement on Form 10-SB, as filed with the SEC on March 26, 1999 (File No.
      000-25641) and as amended on July 14, 1999 and September 29, 1999.


Item 17. Undertakings.

(a)   The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment to any of the securities being registered that remain unsold at the end of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 11, 1999.

                                       TELTRAN INTERNATIONAL GROUP, LTD.



                                       By: /s/ Byron Lerner
                                           -------------------------------------
                                           Byron Lerner, Chief Executive Officer


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints BYRON LERNER his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

          Signature                       Title                       Date
          ---------                       -----                       ----


/s/ Byron Lerner             Chairman of the Board, Chief      November 11, 1999
---------------------------  Executive Officer, Director
    Byron Lerner             (Principal Executive, Financial,
                             and Accounting Officer)



/s/ James Tubbs              Director                          November 11, 1999
---------------------------
    James Tubbs


/s/ Martin Miller            Director                          November 11, 1999
---------------------------
    Martin Miller